[GRAPHIC]
                                 MONTEREY HOMES
                               ------------------
                               LUXURY COMMUNITIES


CONTACTS:

William W. Cleverly, Chairman & Co-CEO       Eugene G. Heller/Philip Bourdillon
Steven J. Hilton, President & Co-CEO         Silverman Heller Associates
(602) 998-8700                               (310) 208-2550



FOR IMMEDIATE RELEASE
---------------------



                           MONTEREY HOMES CORPORATION
                  ANNOUNCES AGREEMENT TO ACQUIRE LEGACY HOMES


Scottsdale, Arizona (May 30, 1997) - Monterey Homes Corporation (NYSE: MTH) today announced that it has entered into an agreement to acquire Legacy Homes, a privately-held builder of entry-level and move-up homes headquartered in the Dallas/Fort Worth metropolitan area.


Founded in 1988 by its current President, John Landon, Legacy Homes had pre-tax income of $8.8 million on sales of $84 million in 1996, compared to pre-tax income of $5.7 million on sales of $62 million in 1995. Legacy Homes closed escrow on 623 homes in 1996, a 32% increase over 1995, a year in which Legacy was recognized as one of the top ten homebuilders in the Dallas/Fort Worth area.


Consideration will include the issuance of 666,667 shares of Monterey Homes common stock, an option to acquire an additional 167,000 shares of common stock, and additional consideration. In addition to becoming a major shareholder, John Landon will assume the duties of Chief Operating Officer and Co-CEO of Monterey Homes, and he will be offered a seat on the Board of Directors. Mr. Landon will remain based in Texas to oversee the daily operations of Legacy Homes. The transaction is expected to be completed by the end of June, 1997 and is subject to customary conditions, including approvals of selected third parties and governmental agencies.

"We are delighted to have John Landon as our partner in growing the Company," said William W. Cleverly, Chairman of Monterey Homes. "In looking to expand our business beyond the

Monterey Homes Announces Acquisition/2

Phoenix and Tucson metropolitan areas, our biggest challenge has been finding a company whose financial performance matches that of Monterey, and whose senior executives could bring with them organizational talents and a managerial style that truly complement those of our existing team. We found exactly what we were looking for in John Landon and Legacy Homes."


"Legacy Homes meets all our acquisition criteria," added Steven J. Hilton, President of Monterey Homes. "It is a well-established homebuilder with outstanding management, a track-record of exceptional marketing and product development, good relationships with its suppliers and subcontractors, and consistently superior financial results. The transaction, which will approximately double the size of Monterey, offers exceptional synergies in terms of existing product mix, future product development, and executive talent."


"The alliance of Legacy Homes with Monterey Homes provides a tremendous opportunity for both companies," stated John Landon. "I'm proud of the Legacy Homes' management team, whose accomplishments over the past nine years have made us one of the top ten builders in the Dallas/Fort Worth area, and has allowed for our successful expansion into Austin and Houston, Texas. Past results of both companies indicate the potential for continued success, and I am confident that the combination of these two quality homebuilders will provide possibilities for even greater growth and financial achievement."


Monterey Homes Corporation designs, builds, and sells distinctive single-family luxury homes in Phoenix, Scottsdale, and Tucson, Arizona. The common stock of Monterey Homes is traded on the New York Stock Exchange under the ticker symbol "MTH."


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical in nature are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include such factors as the strength and competitive pricing environment of the single-family housing market, changes in the availability and pricing of residential mortgages, changes in the availability and pricing of real estate in the markets in which the Company operates, demand for and acceptance of the Company's products, the success of planned marketing and promotional campaigns, the ability of the Company and acquisition candidates to successfuly integrate their operations, and other factors identified in documents filed by the Company with the Securities and Exchange Commission.


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